Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Entegris, Inc. of our report dated November 12, 2021 relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting, which appears in CMC Materials, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2021.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
January 26, 2022